Exhibit 4.2

H. Lee Hornbeck

Agent for Stratex Oil & Gas Holdings LLC

12% Secured Convertible Promissory Notes

3356 S. Hwy. 14

Greenville, S.C. 29615

October 26, 2015

BY FEDEX & BY EMAIL

Stratex Oil & Gas Holdings Inc

39 Echo Lake Road

Watertown, Ct. 06795

Attention: Stephen Funk

Email: sfunk@stradexoil.com

RE:	NOTICE OF EVENTS OF DEFAULT; NOTICE OF ACCELERATION OF OBLIGATIONS; NOTICE OF DEMANDS – 12% Series A and Series B Secured Convertible Promissory Notes (each, a "Series Note" and collectively, the "Series Notes") of a Colorado corporation with its Principal office locates at 30 Echo Lake Road, Watertown, Ct. 06795 (the "Company"), with all capitalized terms not defined in this letter being defined as in the Series Notes and all section references being references to sections of the Series Notes

Dear Sirs/Madams:

The undersigned are the Successor Agents under the Series Notes. Please take notice of the following Events of Default:

1--The failure by the Company to pay installments of interest on one or more Series Notes when due and payable and the continuance of any such failure for 10 days.

* * *

Pursuant to Section 11, the undersigned Successor Agent

(a)--declares all of the Obligations on all Series Notes to be immediately due and payable, and demands immediate payment of same.

(b)--demands payment of interest at the Default Rate with respect to each installment of interest paid more than 10 days late, less the interest accrued and paid with respect to each such installment through the date of actual payment.

(c)--demands that all asset sales by the Company or its subsidiaries (other than sales in the ordinary course of the Company's or such subsidiary's business) immediately cease.

* * *

The Company is reminded of Section 17's provisions wherein the Company expressly waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, bringing of suit and diligence in taking any action to collect amounts called for under the Series Notes and shall be directly and primarily liable for the payment of all sums owing and to be owing under the Series Notes, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for under the Series Notes.

On behalf of the Series Note Holders the undersigned reserves all rights and remedies not herein exercised (including without, limitation the undersigned's rights and remedies under Section 11 not herein exercised), waiving none by this letter.

Sincerely,

/s/ H. Lee Hornbeck
H. Lee Hornbeck, as Successor Agent under the Series A Notes

And

/s/ Ernest Orlando
Ernest Orlando, as Successor Agent under the Series B Notes